Exhibit 99.1

Press Release dated March 14, 2006

InfoSonics Corporation Executives Adopt 10b5-1 Stock Trading Plan

SAN DIEGO, CA, March 14, 2006 — InfoSonics Corporation (AMEX: IFO), one of the largest distributors of wireless handsets in the United States and Latin America, today announced that its Chief Executive Officer Joseph Ram, Executive Vice President and Secretary Abraham Rosler and Chief Financial Officer Jeffrey Klausner adopted individual pre-arranged trading plans in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, and the Company’s policies and procedures on stock transactions by officers, directors and employees.

                Messrs. Ram, Rosler or Klausner have not previously sold any shares of their holdings of InfoSonics Corporation’s common stock or common stock underlying options.  The pre-arranged stock trading plans were adopted in order to allow Messrs. Ram, Rosler and Klausner to sell a portion of their shares of common stock (and/or shares of common stock acquired upon the exercise of vested stock options) over time as part of their long-term strategies for individual asset diversification and liquidity.  Messrs. Ram, Rosler and Klausner will not have any discretion or control over the timing of stock sales or option exercises under the plan.  The transactions under the plans will be disclosed publicly through filings on Form 4 with the Securities and Exchange Commission.

                Sales under each plan are subject to certain prearranged minimum sale prices.  Mr. Ram’s plan provides for sales of up to 25,000 shares each month commencing May 11, 2006 (300,000 shares in the aggregate during the plan term).  Mr. Rosler’s plan provides for sales of up to 15,000 shares each month commencing May 24, 2006 (180,000 shares in the aggregate during the plan term).  Mr. Klausner’s plan provides for sales of up to 13,000 shares each month commencing May 19, 2006 (156,000 shares in the aggregate during the plan term).  All of the plans terminate on April 30, 2007 and shares not sold in a particular month may be carried over and sold in successive months during the term.

                Rule 10b5-1 permits insiders who are unaware of material, nonpublic information to adopt pre-arranged written agreements for trading securities in a non-discretionary manner.  Messrs. Ram, Rosler and Klausner, as well as other officers and directors of the Company, may adopt similar plans in the future.

About InfoSonics Corporation

InfoSonics is one of the largest distributors of wireless handsets and accessories in the United States and Latin America. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in the U.S. and Latin America. For additional information, please visit http://www.infosonics.com.

Contacts:

Jeffrey A. Klausner
Chief Financial Officer
ir@InfoSonics.com
858-373-1600

John Mills or Allyson Pooley
Integrated Corporate Relations
jmills@icrinc.com or apooley@icrinc.com
310-395-2215